Exhibit 99.2

NEWS RELEASE

DRAFT 12/21 6:00 PM

Contact:	Richard N. Grubb, Executive
Vice President and Chief Financial Officer or Robert A. Freece, Executive Vice President
610/644-1300

FOR IMMEDIATE RELEASE

VISHAY AND SI TECHNOLOGIES SIGN MERGER AGREEMENT

MALVERN, PENNSYLVANIA and TUSTIN, CALIFORNIA - December 23, 2004 - Vishay Intertechnology, Inc. (NYSE: VSH) and SI Technologies, Inc. (NASDAQ: SISI) announced today that they have signed a definitive merger agreement pursuant to which Vishay will acquire all of the outstanding capital stock of SI Technologies in a merger transaction for $4.00 per share in cash for a total purchase price, including the net settlement of options and warrants, of approximately $17.65 million. Vishay will also cause the outstanding bank debt of SI, currently in the amount of approximately $10.5 million, to be repaid at closing. For the fiscal year ended July 31, 2004, SI reported $36.2 million of net sales.

SI Technologies will hold a special meeting of its stockholders for the purpose of voting on the merger agreement. Completion of the merger is subject to certain closing conditions, including the approval of the stockholders of SI Technologies. Stockholders owning approximately 40.7% of the outstanding common stock of SI Technologies have agreed to vote in favor of the merger. The parties currently anticipate that the merger will be completed in the first calendar quarter of 2005.

Dr. Zandman, Chairman and Chief Executive Officer of Vishay stated, “Our acquisition of SI Technologies is another step in Vishay’s strategy to broaden the product offerings of the Vishay Measurements Group. This transaction will further reinforce our position in the transducer, instrumentation and systems markets and will complement and enhance our existing capabilities in these areas. As we have consolidated our past acquisitions of manufacturers in the load cell business, we intend to add SI Technologies with the established brand name ‘Revere’ to our portfolio. Vishay’s acquisition of SI Technologies will provide significant opportunities for synergies in R&D, manufacturing, and marketing and sales. Our intention is to continue to penetrate this market through further acquisitions and organic growth.”

Vishay, a Fortune 1,000 Company listed on the NYSE, is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, optoelectronics,

and selected ICs) and passive electronic components (resistors, capacitors, inductors, and transducers). Vishay’s components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania and has operations in 17 countries employing over 26,000 people. Vishay can be found on the Internet at http://www.vishay.com.

SI Technologies, Inc. is a leading designer, manufacturer and marketer of high-performance industrial sensors/controls, weighing and factory automation systems and related products. Its proprietary products enjoy leading positions in their respective markets, while sharing common technologies, manufacturing processes, and customers. SI Technologies is positioned as an integrator of technologies, products and companies that are involved in the handling, measurement and inspection of goods and materials. SI Technologies’ products are used throughout the world in a variety of industries, including aerospace, aviation, food processing and packaging, forestry, manufacturing, mining, transportation, warehousing/distribution, and waste management. SI Technologies is headquartered in Tustin, California.

This release contains statements concerning the potential benefits of Vishay’s proposed acquisition of SI Technologies. These forward-looking statements are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are based on current expectations and are subject to certain risks, uncertainties and assumptions, many of which are outside the control of Vishay and SI Technologies. These risks and uncertainties include, but are not limited to: the failure of the parties to satisfy the closing conditions in the merger agreement; disruptions to the business of SI Technologies as a result of the announcement and pendency of the merger; the timing and success of Vishay’s integration of SI Technologies’ businesses; competition and technological changes in the industries in which Vishay and SI Technologies operate; and general economic, business and political conditions. With regard to factors affecting Vishay and SI Technologies’ businesses generally and other factors likely to influence future results, please see Vishay and SI Technologies’ filings with the U.S. Securities and Exchange Commission. Vishay and SI Technologies do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SI Technologies, Inc. will be filing documents concerning the merger with the SEC, including a proxy statement, which will be distributed to stockholders of SI Technologies. Investors and security holders are urged to read the proxy statement carefully when it is available. The proxy statement will contain important information about SI Technologies, Vishay, the merger and related matters. Investors and security holders will be able to obtain free copies of the document and any other relevant documents filed by SI Technologies with the SEC through the web site maintained by the SEC at http://www.sec.gov. In addition to the proxy statement, Vishay and SI Technologies file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by Vishay or SI Technologies at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Vishay and SI Technologies’ filings with the Commission also are available to the public from commercial document-retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

SI Technologies, its directors, executive officers and certain members of management and employees may be soliciting proxies from SI Technologies’ stockholders in favor of the adoption of the merger agreement. Information about the directors and executive officers of the SI Technologies and their ownership of SI Technologies’ common stock is set forth in its Annual Report on Form 10-K/A, as filed with the SEC on November 29, 2004. A description of any interests that SI Technologies’ directors and executive officers have in the merger will be available in the proxy statement. This press release does not constitute an offer of any securities for sale.